Exhibit 99.1

This news release contains forward-looking statements, including those regarding our anticipated financial results for our fourth fiscal quarter and fiscal year 2007 financial results, the potential strengthening of our business, improving our financial performance and delivering best customer solutions, the anticipated outlook for our business and our currently expected first quarter fiscal year 2008 net revenue and earnings results. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our determination as we finalize our financial results for our fourth fiscal quarter and fiscal year 2007 and related audit that our financial results and conditions differ from our current preliminary unaudited numbers set forth herein; the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

Annual Revenue Grows 20 Percent

St. Petersburg, FL – September 27, 2007...Jabil Circuit, Inc. (NYSE: JBL), today reported its preliminary, unaudited financial results for its fourth quarter and fiscal year 2007 (ended August 31, 2007). “Our sequential and year-over-year results for the quarter point to a strengthening business. Cash flow from operations was outstanding and improving margins and a stronger balance sheet position us to begin fiscal 2008 on solid footing,” said President and C.E.O. Timothy L. Main.

(Definitions used: “GAAP” is understood to reflect generally accepted accounting principles in the United States of America. Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges and restructuring and impairment charges. Jabil defines core operating margin as core operating income divided by net revenue. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information.)

Sequential Fourth Quarter 2007 Operational and Balance Sheet Highlights

•	GAAP operating margin increased 50 percent. Core operating margin improved 19 percent.

•	GAAP earnings increased $.03 per fully diluted share. Core earnings increased $.06 per fully diluted share.

•	Cash flow from operations for the quarter was approximately $250 million.

•	Fourth quarter sales cycle improved by six days to 19 days.

•	Annualized inventory turns remained constant at eight turns.

•	Capital expenditures for the fourth quarter of fiscal 2007 were approximately $93 million.

•	Depreciation for the fourth quarter of fiscal 2007 was approximately $57 million.

•	Cash and cash equivalent balances were $664 million at the end of fiscal 2007.

•	Core Return on Invested Capital increased to 11 percent.

•	A $0.07 dividend was paid on September 1, 2007.

M O R E

Earnings Release—Add One

September 27, 2007

Fourth Quarter 2007

Net revenue for the fourth quarter of fiscal 2007 increased to $3.1 billion compared to $3.0 billion for the same period of fiscal 2006.

GAAP operating income for the fourth quarter of fiscal 2007 increased to $50.5 million compared to an operating loss of $7.6 million for the same period of fiscal 2006. GAAP net income for the fourth quarter of fiscal 2007 increased to $11.7 million compared to a loss of $45.6 million for the same period in fiscal 2006. GAAP diluted earnings per share for the fourth quarter of fiscal 2007 increased to $0.06 compared to a loss per share of $0.22 for the same period of fiscal 2006.

Jabil’s fourth quarter of fiscal 2007 core operating income increased to $103.8 million or 3.3 percent of net revenue compared to $90.2 million or 3.1 percent of net revenue for the fourth quarter of fiscal 2006. Core earnings decreased to $59.9 million compared to $74.4 million for the fourth quarter of fiscal 2006. Core earnings per share decreased to $0.29 per diluted share for the period compared to $0.36 for the fourth quarter of fiscal 2006.

Fiscal Year 2007

Net revenue for the fiscal year increased 20 percent to $12.3 billion compared to $10.3 billion for fiscal 2006.

GAAP operating income for fiscal 2007 decreased 25 percent to $181.9 million compared to $241.8 million for fiscal 2006. GAAP net income for fiscal 2007 decreased 55 percent to $73.2 million compared to $164.5 million for fiscal 2006. GAAP diluted earnings per share for fiscal 2007 decreased 55 percent to $0.35 compared to $0.77 for fiscal 2006.

Jabil’s fiscal 2007 core operating income decreased 15 percent to $331.6 million or 2.7 percent of net revenue compared to $391.6 million or 3.8 percent of net revenue for fiscal 2006. Core earnings decreased 40 percent to $196.2 million compared to $324.4 million for fiscal 2006. Core earnings per share decreased 38 percent to $0.95 per diluted share for the period, compared to $1.53 for fiscal 2006.

Business Update:

“Our focus has been on making step-by-step improvements to our business and our fourth quarter performance shows that we are on the right path. It is our intention to continue this deliberate effort at improving financial performance while concentrating on delivering the best customer solutions through our new divisional structure,” said President and C.E.O. Timothy L. Main.

Jabil said it expects net revenue for its first fiscal quarter of 2008 to be $3.3 billion, with an estimated core operating margin range of 3.3 to 3.7 percent. The company said its core earnings per share are anticipated to be in a range of $0.33 to $0.37 per diluted share. GAAP earnings per share are estimated to be $0.09 to $0.13 per diluted share. (Expected GAAP earnings per share for the first quarter of fiscal 2008 are currently estimated to include $0.03 per share for amortization of intangibles, $0.05 per share for stock-based compensation and related charges and $0.16 per share for restructuring and impairment charges.)

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies. Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core operating margin, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

M O R E

Earnings Release—Add One

September 27, 2007

Company Conference Call Information

Jabil will hold a conference call to discuss the fourth fiscal quarter 2007 earnings today at 4:30 p.m. EDT live on the Internet at http://jabil.com. The earnings conference call will be recorded and archived for playback on the web at http://jabil.com. A taped replay of the conference call will also be available September 27, 2007 at approximately 7:30 p.m. EDT through midnight on October 4, 2007. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The pass code is 17399156. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349    investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 31, 2007	August 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$663,625	$773,563
Accounts receivable, net	1,352,383	1,288,024
Inventories	1,374,400	1,452,737
Income tax receivable	22,132	17,507
Prepaid expenses and other current assets	231,797	121,843
Deferred income taxes	21,956	25,291

Total current assets	3,666,293	3,678,965

Property, plant and equipment, net	1,261,481	985,262
Goodwill and intangible assets, net	1,271,076	688,774
Deferred income taxes	89,562	46,356
Other assets	6,820	12,373

Total assets	$6,295,232	$5,411,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$501,716	$63,813
Accounts payable	2,001,508	2,231,864
Accrued expenses	427,478	363,112
Income taxes payable	58,127	40,240
Deferred income taxes	2,018	2,305

Total current liabilities	2,990,847	2,701,334

Notes payable, long-term debt and long-term lease obligations, less current installments	760,477	329,520
Deferred income taxes	13,677	7,846
Other liabilities	78,538	78,549

Total liabilities	3,843,539	3,117,249

Minority interest	8,682	—

Stockholders’ equity:
Common stock	212	211
Additional paid-in capital	1,340,687	1,265,382
Retained earnings	1,131,403	1,116,035
Accumulated other comprehensive income	170,960	113,104
Treasury stock	(200,251)	(200,251)

Total stockholders’ equity	2,443,011	2,294,481

Total liabilities and stockholders’ equity	$6,295,232	$5,411,730

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Twelve months ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
Net revenue	$3,129,831	$2,953,614	$12,290,592	$10,265,447
Cost of revenue	2,900,285	2,756,827	11,478,562	9,500,547

Gross profit	229,546	196,787	812,030	764,900

Operating expenses:
Selling, general and administrative	121,503	107,069	491,967	382,210
Research and development	9,409	10,219	36,381	34,975
Amortization of intangibles	8,685	5,532	29,347	24,323
Restructuring and impairment charges	39,417	81,585	72,396	81,585

Operating income	50,532	(7,618)	181,939	241,807

Interest, net and other	25,143	8,542	87,426	16,691

Income before income taxes	25,389	(16,160)	94,513	225,116

Income tax expense	13,297	29,459	21,401	60,598

Minority interest, net of tax	367	—	(124)	—

Net income	$11,725	$(45,619)	$73,236	$164,518

Earnings per share:
Basic	$0.06	$(0.22)	$0.36	$0.79

Diluted	$0.06	$(0.22)	$0.35	$0.77

Common shares used in the calculation of earnings per share:
Basic	204,196	206,866	203,779	207,413

Diluted	206,106	209,442	206,972	212,540

Note: Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentations.

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Twelve months ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
Operating income (GAAP)	$50,532	$(7,618)	$181,939	$241,807
Amortization of intangibles	8,685	5,532	29,347	24,323
Stock-based compensation & related charges	5,122	10,711	47,874	43,848
Restructuring and impairment charges	39,417	81,585	72,396	81,585

Core operating income (Non-GAAP)	$103,756	$90,210	$331,556	$391,563

Net income (GAAP)	$11,725	$(45,619)	$73,236	$164,518
Amortization of intangibles, net of tax	8,282	4,662	25,500	20,281
Write off of deferred tax assets, net of tax	—	37,103	—	37,103
Restructuring and impairment charges, net of tax	32,755	70,062	59,258	70,062
Stock-based compensation & related charges, net of tax	7,142	8,187	38,212	32,390

Core earnings (Non-GAAP)	$59,904	$74,395	$196,206	$324,354

Earnings per share: (GAAP)
Basic	$0.06	$(0.22)	$0.36	$0.79

Diluted	$0.06	$(0.22)	$0.35	$0.77

Core earnings per share: (Non-GAAP)
Basic	$0.29	$0.36	$0.96	$1.56

Diluted	$0.29	$0.36	$0.95	$1.53

Common shares used in the calculations of earnings per share:
Basic	204,196	206,866	203,779	207,413

Diluted	206,106	209,442	206,972	212,540

Note: Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentations.